EXHIBIT 11
                        FEDERATED DEPARTMENT STORES, INC.

         Exhibit of Primary and Fully Diluted Earnings (Loss) Per Share
                      (thousands, except per share figures)
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                                                   13 Weeks Ended                                    26 Weeks Ended
                                      July 29, 1995              July 30, 1994           July 29, 1995             July 30, 1994
                                  Shares         Income      Shares         Income   Shares         Income     Shares  Income
Net income (loss) and average
    number of shares outstanding 182,830       $ (66,926)    126,578       $ 3,772  182,754        $(123,925) 126,517       $ 35,994
Earnings (loss) per share                $(.37)                       $.03                   $(.68)                     $.28

PRIMARY COMPUTATION:
 Average number of common
  share equivalents:
   Shares to be issued to the U.S.
     Treasury                         81                         122                     81                       122
   Deferred compensation plan        158                          62                    151                        51
   Warrants                           86                           -                     43                         -
   Stock options                     849               -         193             -      613                -      265              -
     Adjusted number of
      common and common
      equivalent shares
      outstanding and adjusted
      net income (loss)          184,004         (66,926)    126,955         3,772  183,642         (123,925) 126,955         35,994
     Primary earnings (loss) per
      share                              $(.36)                       $.03                   $(.67)                     $.28

FULLY DILUTED COMPUTATION:
 Additional adjustments to a fully
  diluted basis:
   Warrants                          663                           -                    663                         -
   Stock options                     450               -           -             -      450                -        1              -
     Adjusted number of shares
      outstanding and net
      income (loss) on a fully
      diluted basis              185,117       $ (66,926)    126,955       $ 3,772  184,755        $(123,925) 126,956       $ 35,994

     Fully diluted earnings (loss)
      per share                          $(.36)                       $.03                   $(.67)                     $.28

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